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                                                                    EXHIBIT 10.2

                                AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT


     This Amendment No. 1 to Employment Agreement is made as of the 1st day of January 1997, by and between Stewart Enterprises, Inc., a Louisiana corporation (the "Company"), and Kenneth C. Budde (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company has entered into an Employment Agreement (the "Employment Agreement") with the Employee dated as of August 1, 1995; and

     WHEREAS, the Company has approved, effective January 1, 1997, (i) an increase in the Employee's annual base salary to $175,000, and (ii) an increase in the Employee's maximum incentive bonus to $100,000, to reflect the scope of the responsibility assumed by the Employee and his accomplishments over the past several years.

     NOW THEREFORE, the Company and the Employee agree as follows:

     Article II Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

          1. SALARY. For the period ending December 31, 1996, a salary ("Base Salary") at the rate of $155,000 per fiscal year of the Company ("Fiscal Year"), payable to the Employee at such intervals as other salaried employees of the Company are paid. Commencing January 1, 1997, the Base Salary shall be $175,000.

     Article II Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

          2. BONUS. For the period ending October 31, 1995, the Employee shall be eligible to receive an incentive bonus, the amount of which shall be determined pursuant to Paragraph 4 of the Prior Agreement. This incentive bonus shall be paid in cash no later than 30 days following the filing of the Company's annual report on Form 10-K for the Fiscal Year ending October 31, 1995. For the Fiscal Year ending October 31, 1996, the Employee shall be eligible to receive a bonus (the "Bonus") of up to $75,000. For the period beginning November 1, 1996, the Employee shall be eligible to receive a bonus (the "Bonus") of up to $100,000 per Fiscal Year. The

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     Bonus shall be comprised of two elements, the quantitative element and the qualitative element:

               (a) The quantitative element shall be equal to 75% of the maximum Bonus and shall be based on the attainment of certain goals to be established by the Company's Compensation Committee and Employee.

               (b) The qualitative element shall be 25% of the maximum Bonus and shall be awarded at the discretion of the Chief Financial Officer. The Chief Financial Officer and Employee shall establish incentive goals and other criteria for the award of the qualitative element.

          The Bonus shall be paid in cash no later than 30 days following the filing of the Company's annual report on Form 10-K for the Fiscal Year in which the Bonus has been earned.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and signed as of the date indicated above.

                                    STEWART ENTERPRISES, INC.


                                    By:  /s/ James W. McFarland
                                         ----------------------
                                         James W. McFarland
                                         Compensation Committee Chairman


                                    EMPLOYEE:


                                    /s/ Kenneth C. Budde
                                    --------------------
                                    Kenneth C. Budde

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